Exhibit 10.6

SERVICE AGREEMENT

THIS AGREEMENT is made on this 24th day of January 2006.

BETWEEN:

MONTPELIER REINSURANCE LTD., whose registered office is situate at Crown House, 4 Par-la-Ville Road, Hamilton Bermuda (the “Company”); and

William Pollett

“The Palms”

4 Overock Hill

Pembroke, HM 05

Bermuda

WHEREAS the parties desire to record the terms and conditions upon which the Employee is employed by the Company.

NOW THEREFORE in consideration of the mutual covenants and promises herein contained

IT IS HEREBY AGREED as follows:

1.             Interpretation

1.1           In this Agreement unless the context otherwise requires the following words and expressions shall have the following meanings:

this “Agreement” means this service agreement and includes all schedules hereto;

the “Board” means the board of directors of the Company;

the “Companies Act” means the Companies Act 1981;

“Group Company” means and includes any company which is from time to time a holding company (as defined by Section 86 of the Companies Act, but irrespective of whether it is a Bermuda company or an overseas company) of the Company, a subsidiary company (as so defined) of the Company, a subsidiary company (as so defined) of a holding company (as so defined) of the Company or in which the Company owns at least 50% of the issued share capital;

the “Parties” means the parties to this Agreement;

1.2           In this Agreement unless the context otherwise requires:

1.2.1        references to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions from time to time and shall include references to any provisions of which they are re-enactments (whether with or without modification); and

1.2.2        references to clauses and schedules are references to clauses hereof and schedules hereto; references to sub-clauses or paragraphs are, unless otherwise stated, references to sub-clauses of the clause or paragraphs of the schedule in which the reference appears;

1.2.3        references to the singular shall include the plural and vice versa and references to the masculine shall include the feminine and/or neuter and vice versa; and

1.2.4        references to persons shall include companies, partnerships, associations and bodies of persons, whether incorporated or unincorporated.

2.             Appointment

Subject to, and conditional upon, initial and continued permission being granted to work and reside in Bermuda by the Bermuda Department of Immigration of the Ministry of Home Affairs, the Company hereby appoints the Employee and the Employee hereby agrees to serve the Company as Treasurer at the level of Senior Vice President subject to the terms and conditions hereinafter contained.

3.             Term

The appointment of the Employee hereunder began on February 1st 2006 and shall continue unless and until terminated in accordance with the provisions hereinafter contained.

4.             Duties and Responsibilities

During the continuance of his employment hereunder:

4.1           The Employee shall perform such duties and exercise such powers in relation to the business of the Company or of any Group Company as may from time to time reasonably be assigned to or vested in him by the Board and shall give to the Board such information regarding the affairs of the Company and any Group Company as it shall require and at all times and in all respects conform to and comply with the reasonable directions and regulations made by the Board. The Employee shall perform such services for any Group Company (without further remuneration except as otherwise agreed) and shall accept such offices in any such Group Companies as the Board may reasonably require.

4.2           The Employee shall well and faithfully serve the Company and the Group Companies and use his best endeavours to promote develop and extend their businesses and interests giving at all times the full benefit of his knowledge, expertise, technical skill and ingenuity.

4.3           The Employee shall not without the consent of the Board directly or indirectly engage in any other business or be concerned or interested in any other business of a similar nature to or which would or might compete with the business for the time being carried on by the Company or any Group Company save that he may (but without prejudice to clause 4.2) be interested as a holder or beneficial owner of not more than 5% of any class of stock, shares or debentures in any company (other than the Company, in which case, such limit shall not apply) whose stock, shares or debentures are listed or dealt in on an appointed stock exchange (as defined in the Companies Act).

5.             Remuneration and Reimbursement

5.1           The Company shall pay to the Employee by way of remuneration for his services hereunder a salary at the rate (subject as hereinafter provided) of US$ 250,000 per annum. Such salary shall be inclusive of any director’s fees payable to the Employee by the Company or any Group Company and accordingly either the Employee shall pay over or procure to be paid over to the Company all such fees received or receivable by him or his remuneration hereunder shall be reduced pro tanto.  The said salary shall be payable by equal monthly instalments in arrears on the day appointed by the Board for the payment of employees’ salaries or pro rata where the Employee is only employed hereunder during part of the month. The Compensation Committee of the Company’s Board, subject to ratification by the Board, may increase or reduce the Employee’s salary on each anniversary of the date of this Agreement, but not below the amount of the Employee’s starting salary.

5.2           The Company shall also pay to the Employee all reasonable travelling hotel and other out-of-pocket expenses which are properly incurred by him in or about the performance of his duties hereunder and for which vouchers (if so required) are provided to the reasonable satisfaction of the Board.

5.3           The Company will pay for two business-class round-trip flights to the United Kingdom per annum for the Employee and his family.

5.4           The Employee shall be entitled to participate in:

(i)            the Company’s Medical, Dental and Vision Plans and other insurance plans from time to time subject to the provisions of the Company’s insurance plans in effect at the time;

(ii)           a suitable pension arrangement in accordance with Bermuda law (“Pension Plan”) from time to time subject to the provisions of such pension plan in effect at the time, provided, however, that in the event the Executive should leave the Company of his own accord within 12 months of the date of this Agreement first written above he will forfeit all contributions to the Pension Plan made by the Company on his behalf;

(iii)          the Company’s Annual Bonus Plan and Long Term Incentive Plan subject to the provisions of such plan in effect at the time;

(iv)          subsidized parking and gym membership;

(v)           Reasonable tax advisory services at the Company’s cost; and

(vi)          Any other employment benefit plans generally available to Employees in the Company of the Employee’s stature, to the extent not duplicative of benefits otherwise provided by the Company.

The details of these benefits, plans and schemes are set out in separate documents, copies of which will be provided on request.  The benefits, plans and schemes may be changed at the Company’s discretion.

5.5           During the Employee’s appointment under this Agreement, he shall receive a housing allowance in Band A.

5.6           The Employee agrees that the Company may deduct from his pay any sums which the Employee may owe the Company including, without limitation, any overpayments or loans made to him by the Company or losses suffered by the Company as a result of the Employee’s breach of this Agreement.

6.             Normal Hours and Holidays

The Employee shall conform to such hours of work as may from time to time reasonably be required of him and shall not be entitled to receive any additional remuneration for work outside his normal hours.  In addition to the usual public holidays the Employee shall, subject as mentioned in the Schedule, be entitled to 25 days holiday in each year to be taken at such time or times as may be approved by the Chief Financial Officer of the Company.  Five days’ holiday entitlement may be carried forward to the next succeeding year with the consent of the Chief Financial Officer.  Any remaining, unused holiday entitlement is forfeited.  The entitlement to holiday (and on termination of employment holiday pay in lieu of holiday) accrues pro rata throughout each year, provided that fractions of days shall be disregarded in calculating entitlement to holiday or payment in lieu of holiday.

7.             Confidentiality

7.1           The Employee shall not either during the continuance of his employment hereunder (otherwise than in the proper performance of his duties hereunder) or at any time after the determination thereof divulge to any person whomsoever and shall use his reasonable endeavours to prevent the publication or disclosure of any trade secret or other confidential information concerning the business, finances, accounts, dealings, transactions or affairs of the Company or any Group Company or of any of their respective clients entrusted to him or arising or coming to his knowledge during the course of his employment hereunder or otherwise.

7.2           The Employee shall upon the termination of his employment hereunder immediately deliver up to the Company all fee schedules, lists of clients, correspondence and other documents, papers and property belonging to the Company or any Group Company or related to any of the matters referred to in clause 7.1 which may have been prepared by him or have come into his possession in the course of his employment hereunder and shall not retain any copies thereof.

8.             Change of Status

8.1           If, before the expiration or determination of this Agreement, the employment of the Employee hereunder shall be terminated by reason of the liquidation of the Company or for the purpose of reconstruction or amalgamation, and he shall be offered employment with any concern or undertaking resulting from such reconstruction or amalgamation on terms and conditions not less favourable (financially and in personal status) than the terms of this Agreement, then he shall have no claim against the Company in respect of the termination of his employment hereunder save in respect of accrued benefits.

8.2           Unless this agreement has been terminated under clause 9, if for any reason the Employee shall either:

8.2.1        at the Company’s request resign as a director of the Company or any Group Company; or

8.2.2        be removed from office as a director of the Company or any Group Company;

then, notwithstanding his so ceasing to be a director, this Agreement shall not automatically terminate and thereupon (and without any claim against the Company in respect of such loss of office) the Employee’s employment hereunder shall continue for the remaining period of this Agreement and all the terms and conditions of this Agreement shall with the necessary variations apply to the Employee’s employment but in any event, the Employee’s basic annual salary will not at any time be less than the Employee’s starting salary under this agreement.

9.             Termination

9.1           Without prejudice to clauses 9.3 or 9.5 the Employee or the Company may terminate the Employment by giving to the other party not less than 6 months’ written notice.

9.2           Without prejudice to its rights to terminate the Employment under clause 9.1 or its rights to suspend the Employee, the Company may at its sole discretion terminate the Employment with immediate effect at any time and whether or not notice has been given by either party to terminate the Employment by giving notice in writing to the Employee and if it does so the Company shall pay the Employee within five business days of the Termination Date, in lieu of notice under clause 9.1, a lump sum equal to the salary in the amount it would have paid to the Employee if the Employment had terminated in accordance with clause 9.1.

9.3           This Agreement shall be subject to termination by the Company by summary notice in writing without pay in lieu of notice:

9.3.1                        if the Employee’s application for permission to work and reside in Bermuda is refused or the Employee’s work permit and/or permission to reside is revoked, and or a renewal application is refused

9.3.2                        if the Employee shall become of unsound mind or be or become a patient for the purpose of any statute relating to mental health;

9.3.3                        if the Employee shall at any time be prevented by illness or accident from performing his duties for a period of 6 consecutive months or if he shall be absent from his duties by reason of illness or accident for more than 180 working days in any consecutive twelve months (provided that any such periods may be extended at the sole discretion of the Board);

9.3.4                        other than by written notice, if the Employee terminates his employment for any reason prior to the expiration of this Agreement other than in accordance with the clause 9.1 or if the Employee shall have failed or neglected efficiently and diligently to discharge his duties hereunder having received a written warning for the misconduct within the previous 6 months or shall have committed any serious breach of his obligations hereunder or shall have been guilty of conduct tending to bring himself or the Company or any Group Company into disrepute or calculated or likely to affect prejudicially the interests of the Company or any Group Company or shall have committed an act of bankruptcy or compounded with his creditors generally.

9.4           The termination by the Company of this Agreement shall be without prejudice to any claim which the Company may have for damages arising from any breach thereof by the Employee giving rise to such termination.

9.5           The normal retirement age for employees of the Company is 60 years of age.  The Employee’s Employment will terminate automatically without notice on his 60th birthday.

9.6           This Agreement shall not, save as hereinbefore set out in this Clause, be subject to termination by notice or otherwise by the Company or by the Executive.

9.7           Until this Agreement is terminated pursuant to clause 9.3, the Employee shall remain entitled to receive his salary payable hereunder in full notwithstanding illness or other incapacity.

9.8           After notice of termination has been given by either party or if the Employee seeks to resign without notice or by giving shorter notice than that required under this Agreement then provided the Company continues to pay the Executive the contractual benefits in accordance with this Agreement, the Company has at its discretion the right for the notice period or balance of the notice period (the “Garden Leave Period”) then outstanding until the termination date of this Agreement to:

9.8.1                        exclude the Employee from the Company’s premises and require the Employee not to attend at the Company’s premises; and/or

9.8.2                        require the Employee to carry out no duties; and/or

9.8.3                        require the Employee not to communicate or deal with employees, agents, consultants, clients or other representatives of the Company;

Provided always that the maximum permitted Garden Leave Period shall be six months.

10.           Consequence of Termination

10.1         Upon the termination of this Agreement howsoever arising, the Employee shall at any time or from time to time thereafter upon the request of the Company resign, without claim for compensation for loss of office, as a director of the Company and such offices held by him in any of the Group Companies as may be so requested and should he fail to do so, the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign and do any documents or things necessary or requisite to give effect thereto.

10.2         Notwithstanding anything else to the contrary herein, should the Company terminate this Agreement:

(a) pursuant to clause 9.3.1, then the Employee shall be entitled to receive three months salary by way of repatriation expenses together with three months accommodation allowance at the rate set out in clause 5.5 and reimbursement of a one way business class air fare for himself and his family to the [United States/United Kingdom/Canada], and all other payments under this Agreement shall immediately cease and the Company shall have no further obligations to the Employee arising hereunder;

(b)  pursuant to clause 9.3.2 or clause 9.3.3, then the Employee shall continue to receive his salary for a period of 12 months following the termination of this Agreement and the Company shall have no further obligations to the Employee arising hereunder;

(c) pursuant to clause 9.3.4, then all payments under this Agreement shall immediately cease and the Company shall have no further obligations to the Employee arising hereunder.

11.           Non-Competition

11.1         Since the Employee has obtained in the course of his employment prior to the date hereof and is likely to obtain in the course of his employment hereunder knowledge of the trade secrets and also other confidential information in regard to the business of the Company and of any Group Company with which he becomes associated, the Employee hereby agrees with the Company that in addition to the restrictions contained in clause 4.3 he will not in Bermuda, the United States or the European Economic Community (excluding the UK):

11.1.1      during the period of 6 months following the termination of his employment hereunder (howsoever caused) either on his own account or for any other person, firm or company directly or indirectly be engaged in or concerned with any business or undertaking which is engaged in or carries on in Bermuda, the United States or the European Economic Community (excluding the UK) any insurance business which competes or seeks to compete with the business carried on by the Company or any other Group Company at the date of termination.

11.1.2      During the period of 12 months following the termination aforesaid either on his own account or for any other person, firm or company directly or indirectly solicit, interfere with or endeavour to entice away from the Company or any Group Company the custom of any person, firm or company who at the date of termination aforesaid or who in the period of 12 months immediately prior to such date was a customer or client of or in the habit of dealing with the Company or any Group Company or who at such date was to his knowledge negotiating with the Company or any Group Company in relation to all or part of its business.

11.1.3      During the period of 12 months following the termination aforesaid either on his own account or for any other person, firm or company solicit the services of or endeavour to entice away from the Company or any Group Company any director, employee or consultant of the Company or any Group Company (whether or not such person would commit any breach of his contract of employment or engagement by reason of leaving the service of such company) nor shall the Employee knowingly employ or aid or assist in or procure the employment by any other person, firm or company of any such person.

11.2         While the restrictions aforesaid are considered by the Parties to be reasonable in all the circumstances it is agreed that if any of such restrictions shall, taken together, be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or any Group Company but would be adjudged reasonable if part of the wording thereof were deleted or modified the said restrictions shall apply with such words deleted or modified.

11.3         The Employee hereby agrees that he will at the request and cost of the Company enter into a direct agreement or undertaking with any Group Company whereby he will accept restrictions and provisions corresponding to the restrictions and provisions herein contained (or such of them as may be appropriate in the circumstances) in relation to such services and such area and for such period as such company or companies may reasonably require for the protection of its or their legitimate interests provided that the terms of such restrictions and provisions will not be more onerous than the restrictions and provisions of this agreement.

12.           Untrue Statements

The Employee shall not knowingly at any time make any untrue statement in relation to the Company or any Group Company and in particular shall not after the determination of his employment hereunder wrongfully represent himself as being employed by or connected with the Company or any Group Company.

13.           Schedule

The provisions set out in the schedule hereto shall apply as if incorporated in this Agreement.

14.           Intellectual Property

The Employee may make discover or create Intellectual Property in the course of his duties under this Agreement and agrees that in this respect he has a special obligation to further the interests of the Company.

Subject to the provisions of the Patents Act 1977 the Registered Designs Act 1949 and the Copyright Designs and Patents Act 1988 if at any time during his employment under this Agreement the Employee makes or discovers or participates in the making or discover of any Intellectual Property relating to or capable of being used in the business for the time being carried on by the Company or any Group Companies full details of the Intellectual Property shall immediately be communicated by him to the Company and shall be the absolute property of the Company.  At the request and expense of the Company the Employee shall give and supply all such information data drawings and assistance as may be requisite to enable the Company to exploit the Intellectual Property to the best advantage and shall execute all documents and to all things which may be necessary or desirable for obtaining patent or other protection for the Intellectual Property in such parts of the world as may be specified by the Company and for vesting the same in the Company or as it may direct.

The Employee irrevocable appoints the Company to be his agent in his name and on his behalf to sigh execute or do any such instrument or thing and generally to use his name for the purpose of giving to the Company (or its nominee) the full benefit of the provisions of this clause and in favour of any third party a certificate in writing signed by any director or the secretary of the Company that any instrument or act falls within the authority conferred by this clause shall be conclusive evidence that such is the case.

If the Intellectual Property is not the property of the Company the Company shall subject to the provisions of the Patents Act 1977 have the right to acquire for itself or its nominee his rights in the Intellectual Property within 3 months after disclosure pursuant to this clause on fair and reasonable terms to be agreed or settled by a single arbitrator.

The Employee waives all of his moral rights (as defined in the Copyright, Designs and Patents Act 1988) in respect of any acts of the Company or any acts of third parties done with the Company’s authority in relation to any Intellectual Property which is the property of the Company by virtue of this clause.

Rights and obligations under this clause shall continue in force after termination of this Agreement in respect of Intellectual Property made during the Employee’s Employment under this Agreement and shall be binding upon his representatives.

15.           Dispute Resolution and Disciplinary Procedures

If the Employee has a grievance regarding the Employment he should, in the first instance, speak to the Chief Financial Officer.  If the grievance is not resolved to his satisfaction, he should then refer to the dispute resolution procedure, which will be provided to him with his letter of employment.

The disciplinary procedures applicable to the Employee will be provided to him with his letter of employment.

The dispute resolution and grievance procedures do not form part of this Agreement.

16.           Delegation

The Company may at any time and from time to time delegate its power and authority under this Agreement to any Group Company and such delegation (or the revocation thereof) shall be effective upon the Company’s giving written notice of the same to the Employee.

17.           Notices

Notices may be given by either Party by pre-paid first class post or by hand delivery addressed to the other Party at (in the case of the Company) its registered office for the time being and (in the case of the Employee) his last known address.  Any such notice given by post shall be deemed to have been served on the second week day after despatch (public holidays excepted) and any notice so given by hand shall be deemed to have been served when delivered if delivered during normal business hours or, if delivered outside such hours, at the next time after delivery when normal business hours commence

18.           Miscellaneous

The expiration or termination of this Agreement howsoever arising shall not operate to affect such of the provisions hereof as are expressed or intended to remain in full force and effect notwithstanding such termination.

If any of the clauses, conditions, covenants or restrictions of this Agreement or any deed or document emanating from it shall be found to be void but would be valid if some part thereof were deleted or modified, then such clause, condition, covenant or restriction shall apply with such deletion or modification as may be necessary to make it valid and effective.

This Agreement shall be binding and ensure for the benefit of the successors of the Parties but shall not be assignable.

This Agreement (together with any documents referred to herein) constitutes the whole agreement between the Parties relating to its subject matter.

The headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.

This Agreement may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.

No provision in this Agreement may be amended unless such amendment is agreed to in writing, signed by the Employee and by a duly authorised officer of the Company.  No waiver by either Party of any breach by the other Party of any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.  Any waiver must be in writing and signed by the Employee or a duly authorised officer of the Company, as the case may be.

This Agreement shall be governed by and construed in accordance with the laws of Bermuda and the Parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Bermuda.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SIGNED by:	/s/ MONTPELIER REINSURANCE LTD.

SIGNED by:	/s/ WILLIAM POLLETT

THE SCHEDULE

1.             Hours of Work:   The Employee shall conform to such hours of work as may reasonably be required of him for the proper performance of his duties hereunder and shall not be entitled to receive any additional remuneration for work outside his normal hours.

2.             Medical and Other Insurance:  The Employee will be entitled to participate in the Company medical insurance plan and other insurance plans from time to time subject to the provisions of the company’s insurance plans in effect at the time.

3.             Pension Provisions:  The Employee will be entitled to participate in the Company’s pension plan from time to time subject to the provisions of such pension plan in effect at the time.

4.             Incentive Plans:  The Employee will be entitled to participate in the Montpelier Annual Incentive Plan, the Montpelier Long-Term Incentive Plan and any other incentive plan for which the Employee is eligible, from time to time subject to the provisions of such plans in effect at the time.

5.             Employee Handbook: The Employee shall adhere to the Company’s Employee Handbook, a copy of which has been given to the Employee.  The Handbook contains details of Company policies and procedures and descriptions of disciplinary and grievance procedures, dress code and other matters relevant to the Employee’s employment.  The Company reserves the right to vary the Handbook from time to time.